Exhibit 99

3600 Las Vegas Blvd. South Las Vegas, NV 89109 Tel: (702) 693-7111 www.mgmmirage.com	3950 Las Vegas Blvd. South Las Vegas, NV 89119 Tel: (702) 632-6700 www.mandalayresortgroup.com

MGM MIRAGE AND MANDALAY RESORT GROUP RECEIVE
FTC CLEARANCE OF PENDING ACQUISITION

LAS VEGAS, February 16, 2005 — MGM MIRAGE (NYSE: MGG) and Mandalay Resort Group (NYSE: MBG) today jointly announced that they have been notified by the Federal Trade Commission (FTC) that the FTC has completed its review of the pending acquisition by MGM MIRAGE of Mandalay Resort Group and voted unanimously that no further action is required by the FTC. The transaction is subject to customary closing conditions and receipt of state regulatory approvals. MGM MIRAGE anticipates the transaction will be completed in the first quarter of 2005.

About MGM MIRAGE

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

About Mandalay Resort Group

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus — Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

Contacts:	For MGM MIRAGE	For Mandalay Resort Group
Investors:	Jim Murren	Glenn Schaeffer
	President, CFO and Treasurer	President and CFO
	702-693-8877	702-632-6710

Media:	Alan Feldman	Joele Frank
	Senior Vice President, Public Affairs	Joele Frank, Wilkinson, Brimmer, Katcher
	702-891-7147	212-355-4449

George Sard/Stephanie Pillersdorf
Citigate Sard Verbinnen
212-687-8080